U.S. GLOBAL INVESTORS, INC.
                                   EXHIBIT 11
                SCHEDULE OF COMPUTATION OF NET EARNINGS PER SHARE
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                                                                     Year Ended June 30,
                                                               1996          1995         1994
                                                         -----------   -----------    -----------
Earnings (loss) before cumulative effect
    of change in accounting .............................$ 1,987,067   $(3,890,718)   $   949,640
Cumulative effect of change in accounting ...............       --          43,284        200,420
                                                         -----------   -----------    -----------
Net earnings ............................................$ 1,987,067   $(3,847,434)   $ 1,150,060
                                                         ===========   ===========    ===========

Primary
Weighted average number shares outstanding
    during the year .....................................  6,562,830     6,013,393      5,315,862

Add:
    Common stock  equivalent  shares  (determined
        using  the  "treasury  stock" method)
        representing shares issuable upon exercise
        of Preferred or Common stock warrants ...........       --            --          149,658
    Common stock equivalent shares (determined
        using the "treasury stock" method)
        representing shares issuable upon exercise
        of Preferred or common stock options ............     38,244          --          546,631
                                                         -----------   -----------    -----------
    Weighted average number of shares used in
        calculation of primary earnings per share .......  6,601,074     6,013,393      6,012,151
                                                         ===========   ===========    ===========
Primary earnings (loss) per share
    Net earnings before cumulative effect
       of change in accounting ..........................$      0.30   $     (0.65)   $      0.16
    Cumulative effect of change in accounting ...........       --            0.01           0.03
                                                         -----------   -----------    -----------
    Net Earnings Per Share ..............................$      0.30   $     (0.64)   $      0.19
                                                         ===========   ===========    ===========

Fully Diluted
Weighted average number of shares outstanding
    during the year .....................................  6,562,830     6,013,393      5,315,862

Add:
    Common  stock  equivalent  shares  (determined
       using the  "treasury  stock" method)
       representing shares issuable upon exercise
       of Preferred or Common stock warrants ...........       --            --           90,808
    Common stock equivalent shares (determined
       using the "treasury stock" method)
       representing shares issuable upon exercise
       of Preferred or common stock options ............     38,244          --          478,697
                                                        -----------   -----------    -----------
    Weighted average number of shares used
       in calculation of fully diluted earnings
       per share .......................................  6,601,074     6,013,393      5,885,367
                                                        ===========   ===========    ===========

Fully diluted earnings (loss) per share
    Net earnings before cumulative effect
       Of change in accounting .........................$      0.30   $     (0.65)   $      0.16
    Cumulative effect of change in accounting ..........       --            0.01           0.03
                                                        -----------   -----------    -----------

       Net Earnings Per Share ..........................$      0.30   $     (0.64)   $      0.19
                                                        ===========   ===========    ===========
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